Exhibit 10.9

ENVISTA HOLDINGS CORPORATION AND ITS AFFILIATED ENTITIES AGREEMENT REGARDING FAIR COMPETITION AND
PROTECTION OF PROPRIETARY INTERESTS
I understand that I am or will be employed by Envista Holdings Corporation, a Delaware corporation, or one of its subsidiaries or affiliated entities (the “Company”). This Agreement Regarding Fair Competition and Protection of Proprietary Interests (“Agreement”) is between me, the undersigned employee, and the Company. In consideration of (i) my employment or continued employment; (ii) the promise to provide me Confidential Information as described below; (iii) the ability to participate in Company-sponsored programs or plans; and/or (iv) other good and valuable consideration provided to me, I agree to the following restrictions, which I acknowledge are reasonable and necessary to protect the Company’s legitimate business interests.
1.Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, except as otherwise set forth in Section 28 of this Agreement.
(a)“Competing Products” means (i) products or services similar to or competitive with the products or services sold by the Company for which I had any responsibility during the Pre-Termination Period and (ii) products or services similar to or competitive with any prospective product or service the Company took steps to develop and for which I had any responsibility during the Pre-Termination Period.
(b)“Confidential Information” means any information (in whatever form and whether or not recorded in any media and whether or not it constitutes a Trade Secret) which is not generally known to the public, and which (a) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business or research or development of the Company or the Company’s actual or prospective vendors or customers; or (b) is suggested by or results from any task assigned to me by the Company or work performed by me for or on behalf of the Company or any customer of the Company. Confidential Information shall not be considered generally known to the public if revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, customer and supplier identification and contacts, information about customers, Voice of the Customer data, reports or analyses, business relationships, contract terms, pricing, price lists, pricing formulas, margins, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, marketing plans, prospective advertising or advertising or promotion plans, financial data (including but not limited to the revenues, costs, or profits associated with any products or services), business and customer strategy, techniques, formulations, technical information, technical know-how, formulae, production information, inventions, invention disclosures, discoveries, drawings, invention methods, systems, information regarding all or any portion of the Envista Business System, lease structure, processes, designs, plans, architecture, prototypes, models, software, source code, object code, solutions, talent reviews and organizational plans, research, copyrights, patent applications, and plans or proposals related to the foregoing.

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(c)“Development” means any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, whether patentable or non-patentable, technical and non-technical data, work of authorship, Trade Secret, copyright, trademark, service mark, trademark registration, application for trademark registration, and patent or patent application.
(d)“Pre-Termination Period” means the 24 months preceding the termination of my employment or relationship with the Company.
(e)“Restricted Customer” means a customer or potential customer of the Company
(i) with whom I dealt on behalf of the Company during the Pre-Termination Period; (ii) whose dealings with the Company I coordinated or supervised during the Pre-Termination Period; (iii) about whom I obtained Confidential Information during the Pre-Termination Period; or (iv) who received products or services that resulted in compensation, commissions, or earnings for me during the Pre-Termination Period.
(f)“Restricted Period” means the period of time during my employment or relationship with the Company and for a period of 12 months thereafter.
(g)“Restricted Person” means an employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the six months preceding the termination of my employment or relationship with the Company, who possesses or had access to Confidential Information of the Company.
(h)“Restricted Territory” means any state, province, or territory within the United States of America or Canada (i) in which I performed services for the Company during the Pre- Termination Period; (ii) over which I had sales or management responsibilities for the Company during the Pre-Termination Period; (iii) in which the Company employed or engaged personnel I directly or indirectly supervised or managed during the Pre-Termination Period; (iv) in which the Company produced, provided, marketed or sold products that I participated in researching, developing or manufacturing during the Pre-Termination Period; or (v) about which I had access to Confidential Information during the Pre-Termination Period.
(i)“Trade Secret” means information qualifying for legal protection under the Defend Trade Secrets Act, any applicable version of the Uniform Trade Secrets Act, or other applicable law.
2.Best Efforts. I agree that during my employment or relationship with the Company, I will devote my best efforts to the performance of my duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause me to disclose or utilize the Company’s Confidential Information or would constitute a conflict of interest. This obligation shall include, but is not limited to, obtaining the Company’s consent prior to performing tasks for customers of the Company outside of my customary duties for the Company and prior to giving speeches or writing articles, blogs, or posts about the business of the Company, refraining from improperly using the name of the Company, and refraining from identifying my association or position with the Company in a manner that reflects unfavorably upon the Company. I further agree that I will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of the Company or any other name under which the Company does business.

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3.Protection of Confidential Information. From the inception of this Agreement and continuing on an ongoing basis during my employment or other relationship with the Company, the Company will provide me with new Confidential Information to which I have not previously had access and of which I currently do not have knowledge. In turn, I promise that, at all times during and after the termination of my employment or relationship with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company or as set forth in Section 10 below, utilize or disclose to anyone outside of the Company any Confidential Information, or any information received by the Company in confidence from or about third parties, as long as such matters remain Trade Secrets or confidential.
4.Return of Property and Copying. I agree that all tangible materials (whether originals or duplicates), including but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in my possession or control which in any way relate to the Company’s business and which are furnished to me by or on behalf of the Company or which are prepared, compiled or acquired by me while working with or employed by the Company shall be the sole property of the Company. I will at any time upon the request of the Company and in any event promptly upon termination of my employment or relationship with the Company, but in any event no later than two (2) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Without limiting the foregoing, I further agree that, upon the Company’s request at any time, I will provide to the Company all electronic devices, including computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that are in my possession, custody, or control and that were used to access company resources, along with all passwords needed to access such devices. I further agree that the Company may copy and retain such devices and review the contents to ensure that I have not kept copies of any Company information or to otherwise comply with the Company’s legal obligations. Except to the extent approved by the Company or required by my bona fide job duties for the Company, I also agree that I will not copy or remove from the Company’s place of business, or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, I agree that I will not provide any such materials to any competitor of or entity seeking to compete with the Company unless specifically approved in writing by the Company.

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5.Ensuring Fair Competition. Without limiting my obligations under Section 2 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company, or entity: (a) own or control any company or entity (other than less than 3% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; or (b) work in the Restricted Territory for any person, company, or entity that sells Competing Products in any role that involves: (i) selling, or assisting others in selling, Competing Products; (ii) developing or implementing strategies to compete with the Company with respect to Competing Products; (iii) directly or indirectly supervising or managing employees or other personnel who compete with the Company with respect to Competing Products; (iv) participating in the planning, research, or developing of Competing Products; (v) utilizing or disclosing Confidential Information; or (vi) engaging in duties or responsibilities that are related to Competing Products and that are similar to those I performed for the Company during the Pre- Termination Period.
6.Protecting Customer Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company, or entity: (a) solicit or participate in soliciting any Restricted Customer for Competing Products; or (b) initiate contact with any Restricted Customer for the purpose of offering, providing, or selling, or participate in offering, providing, or selling, Competing Products to a Restricted Customer.
7.Protecting Employee and Contractor Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory; (b) hire or attempt to hire a Restricted Person for a person, company, or entity that sells Competing Products in the Restricted Territory; (c) interfere with the performance by any such persons of their duties for the Company; or (d) communicate with any Restricted Person for the purposes described in Section 7(a), (b), or (c).
8.Protecting Vendor Relationships. Without limiting my obligations under Sections 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company, or entity interfere with or assist any third party in interfering with, the relationship of the Company with any vendor utilized by the Company at any time during the Pre-Termination Period.
9.Truthful Representations. I agree that during and after my employment, or other relationship with the Company, I will not make any knowingly false, malicious, defamatory or public disparaging statement(s) about the Company to other employees, customers, vendors or any other third party.

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10.No Limitations on Protected Activities. The provisions in this Agreement do not prohibit me (a) from reporting violations of federal, state, or local law or regulation to any governmental agency;
(b) from providing truthful information in good faith to any federal, state, or local governmental agency, legislative body, or official investigating an alleged violation of federal, state, or local law or regulation; (c) from exercising my rights under Section 7 of the National Labor Relations Act (NLRA) (including with respect to engaging in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in protected conduct; (d) from discussing or disclosing information about unlawful acts in the workplace or at Company-sponsored activities, such as harassment (including sexual harassment), discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor practice, or any other conduct that I have reason to believe is unlawful; or (e) from making other disclosures that are protected under applicable law, including, without limitation, under the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency. I acknowledge that this Agreement does not require me to notify the Company regarding any such reporting, disclosure, or cooperation with the government. I also acknowledge that I have been notified in accordance with the Defend Trade Secrets Act of 2016 that I will not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further acknowledge that I have been notified that if I file a lawsuit for retaliation against the Company for reporting a suspected violation of law, I may disclose the Company’s Trade Secrets to my attorney and use the Trade Secret information related to that suspected violation of law in the court proceeding if I: (a) file any document containing the Trade Secret under seal; and (b) do not disclose the Trade Secret, except pursuant to court order.
11.Certification. I agree not to disclose to the Company, or use in my work for the Company, any confidential information and/or Trade Secrets belonging to others, including without limitation, my prior employers, or any prior inventions made by me and which the Company is not otherwise legally entitled to learn of or use. Furthermore, by executing this Agreement, I certify that I am not subject to any restrictive covenants and/or obligations that would prevent me from fully performing my duties for the Company. I also agree that after my employment or relationship with the Company terminates, the Company may contact any employer or prospective employer of mine to inform them of my obligations under this Agreement, and that, for a period of one (1) year after my employment or relationship with the Company terminates, I shall affirmatively provide this Agreement to all subsequent employers.

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12.Ownership and Disclosure of Developments. I understand and agree that all Developments which I may solely or jointly conceive, write, or acquire in whole or in part during the period I am employed by or working for the Company and which relate in any way to the actual or anticipated business or research of the Company, or which are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company, whether or not such Developments are made, conceived, written, or acquired during normal hours of work or using the Company’s facilities, and whether or not such Developments are patentable, copyrightable, or susceptible to other forms of protection, are and shall be the exclusive property of the Company. I agree that I will promptly disclose any such Developments to the management of the Company, including by following the Company’s policies and procedures in place from time to time for that purpose. In addition, I agree that all such Developments shall constitute work-made-for-hire, the ownership of which is automatically vested in the Company, and that, to the extent ownership of any portion of any such Development is not automatically vested exclusively in Company as work-made-for-hire, I hereby assign to the Company my entire right, title, and interest in any such Developments. This assignment does not apply to any Development for which no equipment, supplies, facilities, or Trade Secret or other Confidential Information of the Company was used, and which was developed entirely on my own time unless (a) the Development relates directly: (i) to the actual or anticipated business of the Company or (ii) to the Company’s actual or demonstrably anticipated research; or
(b) the Development results from any work performed by me for the Company. In addition, I agree that I will promptly execute any documents or take any actions as may reasonably be requested by the Company for the purpose of vesting, confirming, or securing the Company’s title to the Developments, and I will do anything else reasonably necessary, at the Company’s sole expense, to enable the Company to secure a patent, trademark registration, copyright, or other form of protection thereof in the United States and in other countries, and to pursue or defend against any litigation or other claims, even after the termination of my employment or work relationship with the Company. If the Company is unable, after reasonable effort, to secure my signature or other action, whether because of my physical or mental incapacity or for any other reason, I hereby irrevocably designate and appoint the Company as my duly authorized agent and attorney-in-fact, to act for and on my behalf and stead to execute any such document and take any other such action to secure the Company’s rights and title to the Developments.
13.Prior Developments. I have identified below all Developments in which I have any right, title, or interest, and which were made, conceived or written wholly or in part by me prior to my employment or relationship with the Company and which relate to the actual or anticipated business or research or development of the Company. I represent and warrant that I am not a party to any agreements which would limit my ability to work for the Company or to assign Developments as provided for in Section 12.

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14.Identification of Third-Party Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with the United States government or agencies thereof, or other governments or governmental agencies, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and

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restrictions that are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.
15.Remedies. In the event of a breach or a threatened breach of this Agreement by me, I acknowledge and agree that the Company will face irreparable injury which would be difficult to calculate in monetary terms and for which damages would be an inadequate remedy. Accordingly, I agree that, in the event of a breach or a threatened breach of this Agreement by me, (a) the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to obtain and enforce immediately temporary restraining orders, preliminary injunctions, and final injunctions without the posting of a bond enjoining such breach or threatened breach, (b) where permitted by applicable law, any time periods for the restrictions set forth in Sections 5, 6, 7, and 8 above will be extended by an amount of time equal to the duration of any time period during which I am in violation of this Agreement, and (c) where permitted by applicable law, the Company shall be entitled to receive and recover from me all of its reasonable attorney’s fees, litigation expenses, and costs incurred as a result of enforcing this Agreement against me.
16.Amendment, Waiver, Severability, and Merger. If I executed other written agreements relating to this subject matter with the Company, and/or if I later enter into other written agreements that contain provisions similar to the provisions contained in this Agreement, all such provisions shall be interpreted to provide the Company with cumulative rights and remedies, and the benefits and protections provided to the Company under each such agreement shall be given full force and effect. This Agreement can be revoked or modified only by a written agreement signed by me and the Company. No waiver of any breach of any provision of this Agreement by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of any provision of this Agreement. The provisions of this Agreement shall be severable, and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement, as well as the provisions of my prior agreement with the Company, if any, regarding the same subject matter as that which was found unenforceable herein, shall nevertheless be enforceable and binding on the parties. I also agree that the trier of fact may modify any invalid, overbroad, or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I acknowledge and agree that I have not, will not, and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by me or the Company except by the express written consent of the Company and me. The section headings in this Agreement are for convenience of reference and in no way define, limit, or affect the meaning of this Agreement.
17.At-Will Employment Status. I acknowledge and agree that nothing in this Agreement shall be construed or is intended to create a guarantee of employment, express or implied, for any specific period of time. I acknowledge and agree that this Agreement does not require me to continue my employment or relationship with the Company for any particular length of time (unless otherwise agreed to in writing as an independent contractor or consultant) and shall not be construed to require the Company to continue my employment, relationship, or compensation for any particular length of time. I acknowledge and agree that my employment with the Company is on an at-will basis to the full extent permitted by applicable law, which means that the Company and I each have the right to terminate the employment relationship with or without cause or reason, with or without notice or compliance with any procedures. I acknowledge and agree that my knowledge, skills, and abilities are sufficient to enable me, if my employment or relationship with the Company terminates, to earn a satisfactory livelihood without violating this Agreement.

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18.Acknowledgment of Obligations. I acknowledge that my obligations under this Agreement are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law duties of loyalty and common law and statutory law relating to Trade Secrets.
19.Obligations Survive Termination. I acknowledge and agree that the restrictions and covenants set forth in this Agreement shall be binding upon me and survive termination of my employment or relationship with the Company regardless of the reason(s) for such termination. I acknowledge and agree that the Company has an important and legitimate business interest that it is seeking to protect with this Agreement, and that enforcement of this Agreement would not interfere with the interests of the public.
20.Cooperation. I agree to cooperate in the truthful and honest prosecution and/or defense of any third party claim in which the Company may have an interest subject to reasonable limitations concerning time and place, which may include without limitation making myself available to participate in any proceeding involving the Company, allowing myself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.
21.Assignment and Transfer of Employment or Relationship. The rights and/or obligations herein may only be assigned by the Company, may be done without my consent, and shall bind and inure to the benefit of the Company, its successors, and assigns. If the Company makes any assignment of the rights and/or obligations herein or transfers my employment or relationship within the Company, I agree that this Agreement shall remain binding upon me. Notwithstanding the language in this Section 21, in connection with and as a condition of any assignment or transfer of my employment or relationship, the Company, a successor, or assignee of the Company shall have the right to terminate this Agreement and require me to sign a new agreement that contains provisions similar to the provisions contained in this Agreement.
22.Change of Position. I acknowledge and agree that any change in my position or title with the Company shall not cause this Agreement to terminate and shall not affect any change in my obligations under this Agreement.
23.Acceptance. I agree that this Agreement is accepted by me through my original, facsimile, or electronic signature. I further agree that the Company is deemed to have accepted this Agreement as evidenced by my employment or relationship with the Company, the payment of wages or monies to me, the provision of benefits to me, or by executing this Agreement.
24.Binding Effect. This Agreement, and the obligations hereunder, shall be binding upon me and my successors, heirs, executors, and representatives and shall inure to the benefit of the Company, its successors and its assigns.
25.Third Party Beneficiaries. This Agreement is intended to benefit each and every subsidiary, affiliate, or business unit of the Company for which I perform services, for which I have customer contact, or about which I receive Confidential Information and may be enforced by any such entity. I agree and intend to create a direct, consequential benefit to the Company regardless of the Company entity with which I am affiliated on the last day of my employment or relationship with the Company.

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26.Governing Law. Where not superseded by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the greatest extent allowed by law. The Company and I both consent to personal and subject matter jurisdiction in the state and federal courts in Delaware as the exclusive venues for any dispute regarding this Agreement, unless the parties have signed a binding arbitration agreement, in which case the arbitration agreement applies. Without limitation of the foregoing, in the event that either the Company or I seek temporary or preliminary injunctive relief regarding the terms of this Agreement, either the Company or I may request relief from a state or federal court in Delaware, provided that, if the parties have signed a binding arbitration agreement, the Company and I shall submit the remainder of the dispute to an arbitrator for a final ruling on the merits following the court’s ruling on the request for temporary or preliminary injunctive relief.
27.Exclusions for Attorneys. If I am an attorney licensed to practice law in any jurisdiction in which the Company conducts business, I understand and agree that nothing in this Agreement shall be construed as a restriction on my ability to practice law or to otherwise impose any obligation on me that would violate the applicable rules of professional conduct of any jurisdiction in which I am so licensed, including: (a) as an employee of a competing organization or (b) as an employee, partner, or shareholder of a law firm that represents clients that compete with the Company. I acknowledge that, as a licensed attorney, I have obligations in addition to those set forth in this Agreement to, among other things, maintain strict confidentiality with respect to information encompassed by the attorney/client privilege or the work product doctrine and that such obligations continue indefinitely after my employment with the Company ends. This Agreement shall be interpreted and construed in accordance with my obligations as a licensed attorney and applicable rules of professional conduct relating to the practice of law, and nothing in this Agreement shall be deemed to expand or contract my ethical and professional duties under those rules.
28.Exceptions and Acknowledgments for Certain States and Territories. If I primarily reside in any of the States or Territories listed below or the majority of my working time for the Company is in any of the States or Territories listed below at the time of my execution of this Agreement (or, if I am a new employee, I will reside in in any of the States or Territories listed below or the majority of my working time for the Company will be in any of the States or Territories listed below when my employment commences), the following exceptions and acknowledgments shall apply:
(a)California. Sections 5, 6, 7, and 8 shall not apply to me after my employment with the Company ends and Section 26 shall be amended such that any references to Delaware shall be replaced with California.

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(b)Colorado. The following exceptions and acknowledgments apply to me: (i) Sections 5 and 6 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8- 2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; (ii) the Company provided me with notice of this Agreement before I accepted an offer of employment with the Company (if I am a new employee) or provided me with notice of this Agreement and at least fourteen (14) days to review and sign this Agreement before the effective date of this Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the Agreement (if I am an existing employee); (iii) Section 5 shall not apply to me after my employment with the Company ends unless, at the this Agreement is entered into and the time it is enforced, I earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor; (iv) Section 6 shall not apply to me after my employment with the Company ends unless, at the time this Agreement is entered into and the time it is enforced, I earn an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined by the Colorado Department of Labor; (v) Section 26 shall be amended such that any references to Delaware shall be replaced with Colorado; and (vi) I acknowledge that Sections 5 and 6 contain covenants not to compete that could restrict my options for subsequent employment following my separation from the Company.
(c)District of Columbia. The following exceptions and acknowledgments apply to me: (i) I acknowledge and agree that the Company provided me with at least 14 calendar days to review and sign this Agreement, during which time I had the right to consult with counsel at my sole expense and that voluntarily signing this Agreement before the expiration of fourteen (14) calendar days shall serve as a waiver of the fourteen (14) calendar day review period; (ii) Section 6 shall not apply to me after my employment with the Company ends unless I am a “highly compensated employee” as defined in D.C. Official Code § 32-581.01; and (iii) if I am a “highly compensated employee” as defined in D.C. Official Code § 32-581.01, I acknowledge that the Company has provided me with written notice as follows: “The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non- Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”
(d)Idaho. I acknowledge and agree that the Company considers me to be a “key employee,” as that term is defined in Idaho. Stat. § 44-2702, and that, if I become employed by or affiliated with a competitor of the Company in violation of this Agreement, it is inevitable that I would disclose the Company’s Confidential Information.
(e)Illinois. I acknowledge and agree that the Company provided me with at least 14 calendar days to review and sign this Agreement, during which time I had the right to consult with counsel at my sole expense and that voluntarily signing this Agreement before the expiration of fourteen (14) calendar days shall serve as a waiver of the fourteen (14) calendar day review period. I further acknowledge and agree that Section 5 shall not apply to me unless my annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(a) and that Sections 6, 7, and 8 shall not apply to me unless my annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(b).

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(f)Louisiana. After my employment with the Company ends, Sections 5 and 6 shall apply only in the parishes listed in the Louisiana Employee Addendum attached as Attachment A.
(g)Maine. I acknowledge and agree that the terms of Section 5 of this Agreement do not take effect until after one (1) year of my employment with the Company or a period of six (6) months from the date that I signed this Agreement, whichever is later, and that the Company provided me with at least three (3) days to review and sign this Agreement. I further understand and agree that (i) voluntarily signing this Agreement before the expiration of three (3) days shall serve as a waiver of the three (3) day review period and that (i) Section 5 of this Agreement shall not apply to me if I earn wages at or below 400% of the federal poverty level, as defined in 26
M.R.S.A. § 599-A.
(h)Massachusetts. I acknowledge that the Company provided me with at least ten
(10) business days to review and sign this Agreement, during which time I had the right to consult with counsel of my choice at my own expense. I further understand and agree that voluntarily signing this agreement before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period.
(i)Minnesota. Section 5 shall not apply to me after my employment with the Company ends and Section 26 shall be amended such that any references to Delaware shall be replaced with Minnesota.
(j)Nebraska. Section 5 shall not apply to me after my employment with the Company ends, and, after my employment with the Company ends, the types of customers identified in 1(e) and 6 shall only be a “Restricted Customer” if I did business and had personal contact with the customer during the Pre-Termination Period.
(k)Nevada. Sections 5 and 6 shall not prohibit me from providing service to a former customer of the Company after my employment with the Company ends if I can demonstrate that
(i) I did not solicit the former customer, (ii) the customer voluntarily chose to leave and seek services from me, and (iii) I am otherwise complying with the limitations in Sections 5 and 6 other than any limitation on providing services to a former customer who seeks the services of me without any contact instigated by me.
(l)New Hampshire. Section 5 shall not apply to me after my employment with the Company ends if I earn less than two hundred percent (200%) of the federal minimum wage; and, if I am a new employee of the Company, I acknowledge that the Company provided me with a copy of this Agreement prior to or concurrent with making an offer of employment to me.
(m)North Dakota. Section 5 shall not apply to me after my employment with the Company ends and Section 6 shall only apply after my employment with the Company ends if I use or disclose Trade Secrets per N.D. Cent. Code § 9-08-06 to perform the activities prohibited by Section 6.
(n)Oklahoma. Section 5 shall not apply to me after my employment with the Company ends; and after my employment with the Company ends, the types of customers identified in 1(e) and 6 shall only be a “Restricted Customer” if the customer if an established customer of the Company per Okla. Stat. Ann. tit. 15, § 219A, and the phrase “indirectly” in Section 6 shall not apply to me.

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(o)Oregon. I acknowledge that (i) if I am a new employee of the Company, the Company notified me at least two weeks before my first day of employment that a noncompetition agreement is required as a condition of employment, and, if I signed this Agreement before the expiration of two weeks, I hereby knowingly and voluntarily waive the two-week consideration period; (ii) if I am an existing employee of the Company, I am entering into this Agreement upon a bona fide advancement by the Company; and (iii) Section 5 shall not apply to me after my employment with the Company ends unless I am an individual engaged in administrative, executive or professional work as described in Ore. Rev. Stat. § 653.020(3) and my annual gross salary and commissions, calculated on an annual basis, at the time that my employment ends, exceeds the amount set forth in Ore. Rev. Stat. § 653.295(1)(e).
(p)Puerto Rico. I acknowledge and agree that a Spanish-language version of this Agreement is available upon request and that, in the event of a conflict between the English- and Spanish-language versions of this Agreement, the English-language version shall control. I further acknowledge and agree that Section 26 shall not apply to me and that 1(e) and 17 shall be replaced with the following provisions:
1.(e) “Restricted Customer” means a customer or potential customer of the Company with whom I dealt on behalf of the Company during the Pre- Termination Period.
17. No Right to Continued Employment. I acknowledge and agree that nothing in this Agreement provides me with a right to continued employment for any period of time, nor does this Agreement provide me with any additional rights beyond those provided by applicable law, including, without limitation, Puerto Rico’s Unjust Dismissal Act, Act No. 80 of May 30, 1976.
(q)Texas. I acknowledge that, in exchange for my promises in this Agreement, from the inception of this Agreement and continuing on an ongoing basis during my employment with the Company, the Company promises to provide me with new Confidential Information to which I have not previously had access and of which I do not currently have knowledge and for the sole purpose of performing my job.
(r)Utah. The assignment of Developments in Section 12 shall not apply to any Development that I created entirely on my own time and that was not conceived, developed, reduced to practice or created by me (i) within the scope of my employment for the Company; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, or resources.
(s)Virginia. I acknowledge that Section 5 shall not apply to me after my employment with the Company ends unless (i) my average weekly earnings, as calculated in Va. Code § 40.1- 28.7:8, are equal to or more than the average weekly wage of the Commonwealth as determined pursuant to subsection B of Va. Code §65.2-500 or (ii) my earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to me by the Company.
(t)Washington. Section 5 shall not apply to me after my employment with the Company ends unless my earnings from the Company, when annualized, exceed the amount set forth in RCW 49.62.020 and RCW 49.62.040. In addition, I acknowledge that, if I am a new employee of the Company, the Company disclosed the terms of this Agreement to me in writing no later than the time of my acceptance of a written or oral offer of employment with the Company and notified me that, even if this Agreement is deemed to be unenforceable at the time

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of my hiring, the Agreement may be enforceable against me in the future due to changes in my compensation. The definition of “Restricted Customer” in Section 1(e) is revised as follows: “Restricted Customer” means a customer of the Company (i) with whom I dealt on behalf of the Company during the Pre-Termination Period; (ii) whose dealings with the Company I coordinated or supervised during the Pre-Termination Period; (iii) about whom I obtained Confidential Information during the Pre-Termination Period; or (iv) who received products or services that resulted in compensation, commissions, or earnings for me during the Pre-Termination Period. Section 26 shall be amended such that any references to Delaware shall be replaced with Washington.
(u)Wisconsin. Section 3 shall remain in effect during my employment with the Company and for 3 years following the termination of my employment with respect to Confidential Information that is not a Trade Secret and, with respect to Trade Secrets, for as long as the information is a Trade Secret. In addition, Section 7 shall be replaced with the following provision:
7. Protecting Employee and Contractor Relationships. Without limiting my obligations under 2 and 5 of this Agreement, I agree that, during the Restricted Period, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity: (a) solicit or recruit any Restricted Person to obtain employment with a person, company, or entity that sells Competing Products in the Restricted Territory in a role in which the Restricted Person will perform activities or services similar to the activities or services that the Restricted Person performed for the Company in the Pre-Termination Period,
(b) interfere with the performance by any such persons of their duties for the Company; or (c) communicate with any Restricted Person for the purposes described in Section 7(a) and (b).
29.Under Seal. This Agreement is executed under seal.
Agreed to by:

Employee	Envista Holdings Corporation

Employee Signature	By:

Employee's Printed Name	Printed Name and Title

Date:	Date:

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ATTACHMENT A
Louisiana Addendum
If I reside in the State of Louisiana, Sections 5 and 6 shall apply only in the parishes listed below:
☒ Acadia Parish
☒ Beauregard Parish
☒ Bienville Parish
☒ Bossier Parish
☒ Caldwell Parish
☒ Cameron Parish
☒ Concordia Parish
☒ East Baton Rouge Parish
☒ East Feliciana Parish
☒ Evangeline Parish
☒ Franklin Parish
☒ Grant Parish

☒ Iberia Parish
☒ Iberville Parish
☒ Jackson Parish
☒ Jefferson Parish
☒ Jefferson Davis Parish
☒ Lafayette Parish
☒ Lafourche Parish
☒ LaSalle Parish
☒ Lincoln Parish
☒ Livingston Parish
☒ Madison Parish
☒ Morehouse Parish
☒ Allen Parish
☒ Ascension Parish
☒ Caddo Parish
☒ Calcasieu Parish
☒ Catahoula Parish
☒ DeSoto Parish
☒ East Carroll Parish
☒ Natchitoches Parish
☒ Orleans Parish
☒ Ouachita Parish
☒ Plaquemines Parish
☒ Pointe Coupee Parish
☒ Rapides Parish
☒ Red River Parish
☒ Richland Parish
☒ Sabine Parish
☒ St. Bernard Parish

☒ St. Charles Parish
☒ St. Helena Parish
☒ St. James Parish
☒ St. John Parish
☒ St. Landry Parish
☒ Assumption Parish
☒ Avoyelles Parish
☒ Claiborne Parish
☒ St. Martin Parish
☒ St. Mary Parish
☒ St. Tammany Parish
☒ Tangipahoa Parish
☒ Tensas Parish
☒ Terrebonne Parish
☒ Union Parish
☒ Vermilion Parish
☒ Vernon Parish
☒ Washington Parish
☒ Webster Parish
☒ West Baton Rouge Parish
☒ West Carroll Parish
☒ West Feliciana Parish
☒ Winn Parish